UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 15, 2008
(Date of Earliest Event Reported)

Commission file number: 1-3203

CHESAPEAKE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	54-0166880
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1021 East Cary Street
Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 804-697-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 15, 2008, one of our U.K. subsidiaries agreed with the Trustee of the Field Group Pension Plan (the “Plan”) on an amended recovery plan (the “Amended Recovery Plan”).  As disclosed in a Current Report on Form 8-K dated April 17, 2008, the previous recovery plan required that the U.K. subsidiary make supplementary annual cash contributions to the Plan of at least £6 million over and above those needed to cover benefits and expenses and, if an interim funding level for the Plan of 90% was not achieved by April 5, 2008, an additional supplementary contribution to achieve an interim funding level of 90% to be paid on or before July 15, 2008.  An interim valuation of the Plan as of April 5, 2008 determined that the supplementary payment necessary, in addition to the £6 million annual payment due on or before July 15, 2008, to achieve an interim funding level of 90% was £29.6 million.

Under the terms of the Amended Recovery Plan, the Plan Trustee agreed to accept annual supplemental payments of £6 million over and above those needed to cover benefits and expenses until the earlier of (a) 2021 or (b) the Plan attaining 100% funding on an on-going basis after 2014, and has waived the requirement for the additional cash payment due on or before July 15, 2008 to achieve an interim funding level of 90%.  Our U.K. subsidiary has agreed, subject to certain terms and conditions, to grant fixed equitable and floating charges on assets of the U.K. subsidiary and its subsidiaries in the United Kingdom and the Republic of Ireland securing an amount not to exceed the Plan funding deficit on a scheme-specific basis. The security being granted to the Plan Trustee would be subordinated to the security given to the lenders under the Senior Revolving Credit Facility in Amendment No. 6, dated as of March 5, 2008, to the Second Amended and Restated Credit Agreement, dated as of February 23, 2004, by and among Chesapeake and various subsidiary borrowers, the banks and other institutional lenders and Wachovia Bank, National Association, as administrative agent for the lenders (as amended, the “Credit Facility”).  Our subsidiary's agreement with the Plan Trustee also includes provisions for releases of the Plan Trustee’s security interest under certain conditions in the event of the sale, transfer or other disposal of assets over which the Plan Trustee holds a security interest or upon the Plan Trustee’s receipt of agreed cash payments to the Plan in addition to those described above.  Our U.K. subsidiary has made the £6 million supplemental payment to the Plan due for 2008.

Also on July 15, 2008, we agreed with our lenders on an amendment of certain provisions of our Credit Facility in Amendment No. 7, dated July 15, 2008 (the “Seventh Amendment”) to the Credit Facility.  The Seventh Amendment increases the total leverage ratio to 7.00:1 for the second fiscal quarter of 2008 and the senior leverage ratio to 3.40:1 for the second fiscal quarter.  The Seventh Amendment also provides for agreement on the Amended Recovery Plan, including providing for an intercreditor agreement among the Credit Facility lenders, Chesapeake and the Trustee, places a limit on the future borrowing of the U.S. borrower under the Credit Facility, and provides for a new Event of Default if The Pensions Regulator in the U.K. issues a Contribution Notice or Financial Support Direction.

Based on our current projections, we expect that we may not be in compliance with the financial covenants set forth in the Seventh Amendment as of the end of the third fiscal quarter of 2008.

We expect to avoid compliance issues with these financial covenants by improving cash flows, reducing outstanding indebtedness, replacing or amending the Credit Facility or obtaining waivers from our lenders, but there can be no assurances that these alternatives will be successfully implemented.  Failure to comply would be an event of default under the Credit Facility.  If such an event were to occur, the lenders under the Credit Facility could require immediate payment of all amounts outstanding under the Credit Facility and terminate their commitments to lend under the Credit Facility and, pursuant to cross-default provisions in many of the instruments that govern other outstanding indebtedness, immediate payment of our other outstanding indebtedness could be required, all of which would likely have a material adverse effect on our business, results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE CORPORATION
(Registrant)

Date: July 16, 2008	BY:	/s/ J. P. Causey Jr.
J. P. Causey Jr.
Executive Vice President,
Secretary & General Counsel